Exhibit 99.1

SUBSCRIPTION AGREEMENT

High Grade Mining Corp.
885 Pyrford Road
West Vancouver, British Columbia
Canada V7S 2A2

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing __________________________________________________ (__________) shares of Common Stock of High Grade Mining Corp. (the "Company") at a price of $0.10 per share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Mr. Robert M. Baker solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Baker.

MAKE CHECK PAYABLE TO: High Grade Mining Corp.

If payment is by bank wire, please send to:

Bank of Montreal
595 Burrard Street
Vancouver, British Columbia
Canada V7X 1L7
OMITTED
Institution No.
Transit No.
Account No.
SWIFT Code:

Beneficiary:	High Grade Mining Corp.

Executed this _____ day of ___________________, 2003.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.10	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _____________	Other: _________________

High Grade Mining Corp.

By:

Title: